Exhibit 10.44

Kaiser Group Holdings, Inc.

2006 Annual Compensation

Name:	Douglas W. McMinn
Title:	President and Chief Executive Officer
Base Salary:	$235,000, effective September 9, 2005.
Discretionary Bonus:	To be determined by the Compensation Committee. 2005 bonus compensation was $225,000 (100% of 2005 base salary).
Equity-Based Compensation:	Grant of 2,000 shares of Common Stock under the Kaiser Group Holdings, Inc. 2002 Equity Compensation Plan, as amended.
Severance Arrangement:

If the Company terminates Mr. McMinn’s employment, other than for cause, Mr. McMinn will be entitled to severance equal to nine months’ salary. For each additional six months of service after March 9, 2006, such severance amount will be increased by one month’s salary, up to a maximum severance amount of one year’s salary.

Name:	Nicholas Burakow
Title:	Current: Senior Vice President, Secretary and Treasurer. Effective April 1, 2006: Executive Vice President and Chief Financial Officer, Secretary and Treasurer.
Base Salary:	$180,000, effective September 9, 2005.
Discretionary Bonus:	To be determined by the Compensation Committee. 2005 bonus compensation was $172,000 (100% of 2005 base salary).
Equity-Based Compensation:	N/A
Severance Arrangement:

If the Company terminates Dr. Burakow’s employment, other than for cause, Dr. Burakow will be entitled to severance equal to nine months’ salary. For each additional six months of service after March 9, 2006, such severance amount will be increased by one month’s salary, up to a maximum severance amount of one year’s salary.